As filed with the Securities and Exchange Commission on August 4, 2023

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	62-1147325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8410 West Bryn Mawr Avenue Chicago, Illinois (Address of Principal Executive Offices)	60631 (Zip Code)

United States Cellular Corporation Compensation Plan for Non-Employee Directors (Full title of the plan)

LeRoy T. Carlson, Jr. Chairman United States Cellular Corporation. c/o Telephone and Data Systems, Inc. 30 North LaSalle Street, Suite 4000 Chicago, Illinois 60602 (312) 630-1900
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by United States Cellular Corporation (the “Registrant”), relating to 500,000 common shares, par value $1.00 per share (the “Common Shares”), issuable to directors of the Company under the United States Cellular Corporation Compensation Plan for Non-Employee Directors (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
*    All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”), and the explanatory note to Part I of Form S-8. Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the 1933 Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
1.The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A dated September 12, 2008, and any amendment or report filed with the Commission for the purpose of updating the description, including any subsequent amendments or reports filed to update such description, including Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 16, 2023.

2.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 including the incorporated portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, dated April 4, 2023.
3.The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2023 and June 30, 2023.
4.The Registrant’s Current Reports on Form 8-K filed with the Commission on April 7, 2023, May 18, 2023, May 25, 2023, and August 4, 2023, provided that any information in any Form 8-K that is not deemed to be “filed” pursuant to Item 2.02 or 7.01 (including any related exhibits under Item 9.01) shall not be incorporated by reference herein.

5.All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the 1934 Act since December 31, 2022.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Certain legal matters relating to the securities registered hereby will be addressed by Sidley Austin LLP, Chicago, Illinois. The Registrant is controlled by Telephone and Data Systems, Inc. (“TDS”). Walter C. D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and member of the Board of Directors of the Registrant is Senior Counsel at Sidley Austin LLP; and John P. Kelsh, the General Counsel and Assistant Secretary of TDS and the Registrant and the General Counsel and/or Assistant Secretary of certain subsidiaries of TDS is a partner at Sidley Austin LLP. Walter C. D. Carlson does not provide legal services to TDS, the Registrant or their subsidiaries.

Item 6.    Indemnification of Directors and Officers.
Article X of the Registrant's Restated Certificate of Incorporation contains a provision providing that no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

Article X of the Registrant’s Restated Certificate of Incorporation also provides that the Registrant shall indemnify directors and officers of the Registrant, its consolidated subsidiaries and certain other related entities generally in the same manner and to the fullest extent permitted by the Delaware General Corporation Law. Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), and against expenses (including attorney’s fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

The Delaware General Corporation Law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys’ fees) actually and reasonably incurred by such party in connection therewith.
The Delaware General Corporation Law also provides that expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.
The Registrant’s Restated Certificate of Incorporation states that the right to indemnification conferred in Article X thereof is a contract right and includes the right to be paid by the Registrant for expenses incurred in defending proceedings covered by Article X in advance of their final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of an indemnified director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Restated Certificate of Incorporation or otherwise.
The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under the Delaware General Corporation Law.
The Registrant has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Registrant, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.
Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following documents are filed herewith or incorporated herein by reference.

Exhibit No.	Description

4.1	The Registrant's Restated Certificate of Incorporation, as amended, is hereby incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 10, 2014.

4.2	The Registrant's Amended and Restated Bylaws, are hereby incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 28, 2022.

5*	Opinion of Counsel.

23.1*	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP.

23.2*	Consent of Counsel (contained in Exhibit 5).

24*	Powers of Attorney (included on signature pages).

99.1
United States Cellular Corporation Compensation Plan for Non-Employee Directors, is hereby incorporated herein by reference from Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A, dated April 4, 2023.

107*	Filing Fee Table.

*Filed herewith.

Item 9.    Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the 1933 Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 4, 2023.

UNITED STATES CELLULAR CORPORATION

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
Chairman

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints LeRoy T. Carlson, Jr. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with, the appropriate applications, statements, consents and other documents as may be necessary or expedient to register securities of the Registrant for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on August 4, 2023.

/s/ LeRoy T. Carlson, Jr.	Director and Chairman of the Board
LeRoy T. Carlson, Jr.

/s/ Laurent C. Therivel	Director and President and Chief Executive Officer (principal executive officer)
Laurent C. Therivel

/s/ James W. Butman	Director
James W. Butman

/s/ Walter C. D. Carlson	Director
Walter C. D. Carlson

/s/ Douglas W. Chambers	Director and Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)
Douglas W. Chambers

/s/ Deirdre C. Drake	Director
Deirdre C. Drake

/s/ Harry J. Harczak, Jr.	Director
Harry J. Harczak, Jr.

/s/ Esteban C. Iriarte	Director
Esteban C. Iriarte

/s/ Michael S. Irizarry	Director
Michael S. Irizarry

/s/ Gregory P. Josefowicz	Director
Gregory P. Josefowicz

/s/ Cecelia D. Stewart	Director
Cecelia D. Stewart

/s/ Vicki L. Villacrez	Director
Vicki L. Villacrez

/s/ Xavier D. Williams	Director
Xavier D. Williams

/s/ Anita J. Kroll	Chief Accounting Officer (principal accounting officer)
Anita J. Kroll